Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Additional Information” in the Prospectus and “Disclosure of Portfolio Holdings” and “Other Service Providers” in the Statement of Additional Information and to the incorporation by reference and use of our reports dated February 27, 2007 on the financial statements and financial highlights of American Beacon Money Market Select Fund, American Beacon U.S. Government Money Market Select Fund, American Beacon Money Market Portfolio and American Beacon U.S. Government Money Market Portfolio as of and for the year ended December 31, 2006 in the Registration Statement (Form N-1A) of the American Beacon Select Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act of 1933 (File No. 333-88343).

/s/ ERNST & YOUNG LLP

Dallas, Texas

February 27, 2007